EXHIBIT 99.1



  COMPANY CONTACT:                       FINANCIAL COMMUNICATIONS CONTACT
  Trans World Gaming Corp.               Lippert/Heilshorn & Associates, Inc.
  Rami S. Ramadan, CEO                      Lisa D. Lettieri, VP
  Tel: 212-563-3355                      Klea Theoharis, AE
  twg1215@aol.com                        Tel:  212-838-3777
                                         www.lhai.com or lisa@lhai.com



              TRANS WORLD GAMING CORP. ANNOUNCES THIRD QUARTER
                         AND NINE MONTHS RESULTS

     Bottom Line Results for the Quarter Show Substantial Improvement

                  Company Secures $3 Million Loan at 12%
                    and Retires $1 Million Loan at 17%


  NEW YORK, NY   NOVEMBER 9, 1999   Trans World Gaming Corp. ("TWG") (OTC
  Bulletin Board: IBET, IBETW) today announced financial results for the third quarter and nine months ended September 30, 1999.

  Financial Discussion

  Revenue for the third quarter totaled $3.0 million compared with $3.9 million in the third quarter of 1998. The decrease was due mainly to the closure of our Louisiana operations. EBITDA improved by $484,000 to $482,000 or 16% of total revenue for the three months ended September 30, 1999 versus a negligible percentage of total revenue during the third quarter of 1998. A net loss of $1.2 million or $0.35 per share was reported for the quarter compared to a net loss of $1.8 million or $0.59 per share during the comparable quarter last year.

  For the nine months ended September 30, 1999, revenue was $12.6 million compared to $10.2 million for the same period of 1998, an increase of $2.4 million or 23.3%. EBITDA for the first nine months of this year improved by $1.5 million to $2.0 million. The net loss for the first nine months of 1999 amounted to $3.1 million or $0.92 per share versus a loss of $3.4 million or $1.11 for the comparable nine-month period in 1998.

  In commenting on the third quarter results, Rami Ramadan, Chief Executive Officer of Trans World Gaming stated, "The Company succeeded in reducing its net loss substantially while increasing EBITDA during the quarter even though a voter mandate associated with our Louisiana video poker business forced us to cease our operations in that state beginning July 1, 1999. This situation caused our revenue from U.S. operations to decrease from $1.5 million in the June 1999 quarter to $84,000 in non-gaming revenue in the third quarter ended September 30, 1999.

  Casino and Financing Discussion

  Mr. Ramadan continued, "The increasing business at our Czech Republic 21st Century Resorts operation enabled us to offset some of the revenue decline experienced at our U.S. facilities in Louisiana. The 21st Century Resorts casino experienced a 31% increase in guests and a 40% increase in drop bringing revenue from the casino to $2.1 million for the quarter, up $600,000 from the third quarter of 1998. This was achieved by implementing a marketing program that included increased advertising, special promotions and the busing of patrons to the casino. We intend to duplicate this successful strategy at our Spanish Casino de Zaragoza, beginning in the fourth quarter of 1999."



  "We are particularly pleased with the progress we've made on the expense side of our business while moving forward with revenue-enhancing initiatives. After the end of third quarter, Trans World Gaming privately placed $3 million in debt securities and warrants. The new senior notes due in 2004 are placed at a substantially lower 12% interest rate than the outstanding short-term note that they replaced.
  A portion of the loan was utilized to retire $1.0 million of 17% short-term notes plus $250,000 in accrued interest. The remaining $1.8 million will be used to furnish our third casino in Snojmo, the Czech Republic, which is scheduled to open in mid January 2000. The casino is located on the border of Austria, consistent with our strategy of developing casinos in border locales in the Czech Republic adjacent to wealthier European communities where the availability of gaming is limited and very highly taxed. The casino is adjacent to "Excalibur City," a high-profile non-gaming entertainment and retail complex which attracts more than 3,000 visitors daily. We look forward to holding a gala grand opening in the third week of January."

  Mr. Ramadan concluded, "These are exciting times for Trans World Gaming as our efforts on all fronts come together to form a cohesive combination of streamlined operations, opportunities for increasing revenue and geographic expansion on a global scale."

  Trans World Gaming owns and operates three casinos in Europe and specializes in small to medium sized casinos and gaming parlors in local venues worldwide. The Company maintains offices in New York and London.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

                              -Tables to Follow-





  TRANS WORLD GAMING CORP.
  FINANCIAL HIGHLIGHTS
  (in thousands, except for per share data)





                                                Three Months Ended

                                   September 30, 1999       September 30, 1998
                                   _________________        __________________

  Revenues                                   $3,013                    $3,862

  Total Costs and Expenses                    3,288                     4,785

  Income (Loss) From Operations                (275)                     (923)

  Other Income (Expense)                       (905)                     (878)

  Income (Loss) Before Income Taxes          (1,180)                   (1,801)

  Income Taxes (benefit)                          0                       (19)

  Net Income (Loss)                          (1,180)                   (1,782)
                                   ===========================================

  Earnings (Loss) Per Common Share
   Basic                                     $(0.35)                   $(0.59)
                                   ===========================================

  Weighted Average Common Shares Outstanding
   Basic                                      3,364                     3,044
                                   ===========================================







  TRANS WORLD GAMING CORP.
  FINANCIAL HIGHLIGHTS
  (in thousands, except for per share data)




                                                  Nine Months Ended

                                   September 30, 1999       September 30, 1998
                                   ___________________________________________

  Revenues                                   $12,602                  $10,220

  Total Costs and Expenses                    12,801                   11,529

  Income (Loss) From Operations                 (199)                  (1,309)

  Other Income (Expense)                      (2,899)                  (1,999)

  Loss Before Income Taxes                    (3,098)                  (3,308)

  Income Taxes (benefit)                           0                       82

  Net Loss                                    (3,098)                  (3,390)
                                   ===========================================

  Loss Per Common Share                       $(0.92)                  $(1.11)
                                   ===========================================

  Weighted Average Common Shares Outstanding   3,364                    3,044
                                    ==========================================





                       Selected Balance Sheet Information
                           as of September 30, 1999
                                (in thousands)




                          September 30, 1999  June 30, 1999  December 31, 1998
                          ------------------  -------------  -----------------

  Total Current Assets               $2,594         $3,257             $3,048

  Total Assets                       17,822         19,268             20,562

  Total Liabilities                  29,453         29,802             29,965

  Long-term Debt                     23,441         23,115             23,638

  Total Stockholders' Deficit       (11,631)       (10,534)            (9,403)